                            ISI STRATEGY FUND, INC.

                           MASTER SERVICES AGREEMENT

                  THIS AGREEMENT is made as of the 12th day of September, 1997 by and between ISI STRATEGY FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation ("ICC").

                             W I T N E S S E T H:

                  WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund desires to retain ICC to provide certain services on behalf of the Fund, as set forth in the Appendices to this Agreement, and ICC is willing so to serve.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. Appointment. The Fund hereby appoints ICC to perform such services and to serve such functions on behalf of the Fund as set forth in the Appendices to this Agreement, on the terms set forth in this Agreement and the Appendices hereto. ICC accepts such appointment and agrees to furnish such services and serve such functions. The Fund may have currently outstanding one or more series or classes of its shares of common stock, par value $.001 per share ("Shares") and may from time to time hereafter issue separate series or classes of its Shares or classify and reclassify Shares of any series or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing series and classes and any additional series and classes unless the parties shall otherwise agree in writing.

                  2. Delivery of Documents. The Fund has furnished ICC with copies properly certified or authenticated of the following documents and will furnish ICC from time to time with copies, properly certified or authenticated, of all amendments of or supplements thereto, if any:

                           (a) Resolutions of the Fund's Board of Directors
authorizing the appointment of ICC to act in such capacities on behalf of the Fund as set forth in the Appendices to this Agreement, and the entering into of this Agreement by the Fund;

                           (b) The Fund's Articles of Incorporation and all
amendments thereto (the "Charter") and the Fund's By-Laws and all amendments thereto (the "By-Laws");

                           (c) The Fund's most recent Registration Statement
on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") and under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") relating to the Shares; and

                           (d) Copies of the Fund's most recent prospectus or
prospectuses, including amendments and supplements thereto (collectively, the "Prospectus").

                  3. Services to be Provided; Fees. During the term of this Agreement, ICC shall perform the services and act in such capacities on behalf of the Fund as set forth herein and in the Appendices to this Agreement. For the services performed by ICC for the Fund, the Fund will compensate ICC in such amounts as may be agreed to from time to time by the parties in writing.

                  4. Records. The books and records pertaining to the Fund which are in the possession of ICC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the Rule 31a-1 under the 1940 Act and other applicable securities laws, rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during ICC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ICC to the Fund or the Fund's authorized representative at the Fund's expense.

                  5. Cooperation With Accountants. In addition to any obligations set forth in an Appendix hereto, ICC shall cooperate with the Fund's independent accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of such accountants' opinion of the Fund's financial statements or otherwise, as such may be required by the Fund from time to time.

                  6. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the Fund complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the Commodities Exchange Act (if applicable), and any laws, rules and regulations of governmental authorities having jurisdiction. ICC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the Commodities Exchange Act (if applicable), and all laws, rules and regulations of governmental authorities having jurisdiction with respect to the performance by ICC of its duties under this Agreement, including the Appendices hereto.

                  7.       Expenses.

                           (a) ICC shall bear all expenses of its employees
and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's directors and officers who are employees of ICC.

                           (b) The Fund assumes and shall pay or cause to be
paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor, administrator and distributor; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and its Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or members of any advisory board or committee other than such directors or members who are "interested persons" of the Fund (as defined in the 1940 Act); all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  8. Liability; Indemnification. Neither ICC nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement, including the Appendices hereto, relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of, its or their obligations and duties under this Agreement. The Fund agrees to indemnify and hold harmless ICC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and federal securities and blue sky laws, all as currently in existence or as amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which ICC takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Fund; provided, that neither ICC nor any of its nominees shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of ICC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding anything else in this Agreement or any Appendix hereto to the contrary, ICC shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer as a consequence of ICC's performance of the services provided in this Agreement or any Appendix hereto.

                  9. Responsibility of ICC. ICC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by ICC in writing. In the performance of its duties hereunder, ICC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement, but ICC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of ICC or reckless disregard by ICC of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, ICC shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of ICC's performance of the services provided hereunder.

                  10. Non-Exclusivity. The services of ICC to the Fund are not to be deemed exclusive and ICC shall be free to render accounting or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of ICC may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of ICC to the extent permitted by law; and that directors, officers and employees of ICC are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

                  11. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the Fund at 717 Fifth Avenue, New York, New York 10022, Attention: R. Alan Medaugh, or to ICC at One South Street, Baltimore, Maryland 21202, Attention: Mr. Edward J.
Veilleux.

                  12.      Miscellaneous.

                           (a) This Agreement shall become effective as of the
date first above written and shall remain in force until terminated. This Agreement, or any Appendix hereto, may be terminated at any time without the payment of any penalty, by either party hereto on sixty (60) days' written notice to the other party.

                           (b) This Agreement shall be construed in accordance
with the laws of the State of Maryland.

                           (c) If any provisions of this Agreement shall be
held or made invalid in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

                           (d) Except as otherwise specified in the Appendices
hereto, ICC shall be entitled to rely on any notice or communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

                           (e) ICC agrees on behalf of itself and its
employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where ICC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                           (f) Any part of this Agreement or any Appendix
attached hereto may be changed or waived only by an instrument in writing signed by both parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                      ISI STRATEGY FUND, INC.



                                      By:____________________________________
                                        Title:



                                      INVESTMENT COMPANY CAPITAL CORP.



                                      By:____________________________________
                                        Title: